Exhibit 99.1

Cadrenal Therapeutics Provides Second Quarter 2024 Corporate Update

PONTE VEDRA, Fla., Aug. 7, 2024 /PRNewswire/ -- Cadrenal Therapeutics, Inc., (Nasdaq: CVKD), a biopharmaceutical company developing tecarfarin, a late-stage, next-generation Vitamin K Antagonist (VKA) oral and reversible anticoagulant (blood thinner) designed to prevent heart attacks, strokes, and deaths due to blood clots in patients with implanted cardiac devices and those with rare cardiovascular conditions, today provided a corporate update coinciding with the filing of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.

Recent Highlights

•	Cadrenal and Abbott initiated a collaborative effort to advance tecarfarin for patients with left ventricular assist devices (LVADs). The only LVAD available in the U.S. is the HeartMate 3™, manufactured by Abbott, which has been shown to be superior to all prior LVADs.

•	In April 2024, tecarfarin received FDA Orphan Drug Designation (ODD) to prevent blood clots and strokes in patients with LVADs and other implanted mechanical circulatory support devices.

•	At the International Society for Heart & Lung Transplantation 44th Annual Meeting & Scientific Sessions in April 2024, Dr. Mandeep Mehra made a groundbreaking presentation of a secondary data analysis from the ARIES-HM3 study sponsored by Abbott that underscored the deficiencies of warfarin and the need for a new VKA therapy for patients with rare cardiovascular conditions. Dr. Mehra commented, "Tecarfarin could potentially be an important therapy for patients with LVADs who all require chronic anticoagulation since it does not get affected by drug-drug interactions or changes in kidney function like warfarin and deserves further study."

•	Engaged pharmaceutical contract development and manufacturing organizations to supply active pharmaceutical ingredients and clinical trial materials.

•	Q2 2024 operating expenses (excluding non-cash items) totaled $2.3 million.

•	Cash used in operating activities totaled $1.5 million during Q2 2024.

•	As of June 30, 2024, cash balances were $5.0 million.

"We have made significant progress with advancing our planned pivotal trial to evaluate tecarfarin's effectiveness for LVAD patients, including collaborative efforts with Abbott," commented Quang Pham, Founder, Chairman and Chief Executive Officer of Cadrenal Therapeutics. "Following the receipt of tecarfarin's orphan drug designation to prevent blood clots and strokes in patients with LVADs and other implanted mechanical circulatory support devices in April 2024, we expanded conversations with Abbott, the leading global manufacturer of LVADs, to determine the next steps in accelerating tecarfarin development. Our team is developing an LVAD study protocol and is eager to move ahead with Phase 3 trials to evaluate tecarfarin's superiority to warfarin in LVAD patients and potentially bring our better anticoagulation solution to those in need."

Tecarfarin, the only oral anticoagulant in development worldwide for patients with implanted cardiac devices and other rare cardiovascular conditions, has been uniquely designed to overcome many of the challenges patients experience with warfarin. If approved, tecarfarin has the potential to be the only on-label drug for LVAD patients in the U.S.

In addition, tecarfarin may prove valuable for other patients where warfarin is not providing recommended anticoagulation because of genetic warfarin resistance or renal impairment making warfarin metabolism difficult. These include individuals with end-stage renal disease and atrial fibrillation or those with mechanical heart valves and hard-to-control International Normalized Ratio, which measures how long it takes the blood to clot.

Upcoming Conference Presentations

The Company will be presenting at the following investment conferences:

•	Sidoti Micro Cap Conference – August 14-15, 2024

•	Summer 2024 Investor Summit – August 20, 2024

•	Emerging Growth Conference – August 21, 2024

•	H.C. Wainwright 26th Annual Global Investment Conference - September 9-11, 2024

ABOUT CADRENAL THERAPEUTICS, INC.

Cadrenal Therapeutics is developing tecarfarin for unmet needs in anticoagulation therapy. Tecarfarin is a late-stage novel oral and reversible anticoagulant (blood thinner) to prevent heart attacks, strokes, and deaths due to blood clots in patients with implanted cardiac devices and those with rare cardiovascular conditions. Tecarfarin has orphan drug designation for the prevention of thrombosis and thromboembolism in patients with ventricular assist devices (VADs). Tecarfarin also has orphan drug and fast-track designations from the FDA for the prevention of systemic thromboembolism (blood clots) of cardiac origin in patients with end-stage kidney disease (ESKD) and atrial fibrillation (AFib). Cadrenal is also pursuing additional regulatory strategies for unmet needs in anticoagulation therapy for patients with thrombotic antiphospholipid syndrome (APS). Tecarfarin is specifically designed to leverage a different metabolism pathway than the oldest and most commonly prescribed Vitamin K Antagonist (warfarin). Tecarfarin has been evaluated in eleven (11) human clinical trials and more than 1,000 individuals. In Phase 1, Phase 2, and Phase 2/3 clinical trials, tecarfarin has generally been well-tolerated in both healthy adult subjects and patients with chronic kidney disease. For more information, please visit: www.cadrenal.com.

Safe Harbor Statement

Any statements contained in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute "forward-looking statements." These statements include statements regarding our planned pivotal trial to evaluate tecarfarin's effectiveness for LVAD patients, including collaborative efforts with Abbott, tecarfarin potentially being an important therapy for patients with LVADs who all require chronic anticoagulation, trials to evaluate tecarfarin's superiority to warfarin in LVAD patients and potentially bring the Company's better anticoagulation solution to those in need, tecarfarin proving valuable for other patients where warfarin is not providing recommended anticoagulation because of genetic warfarin resistance or renal impairment making warfarin metabolism difficult and tecarfarin having the potential to be the only on-label drug for LVAD patients in the U.S. The words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the ability of tecarfarin to improve anticoagulation treatment in patients, the ability of the Company to advance tecarfarin with patients with left ventricular assist devices (LVADs),the collaborative efforts with Abbott being successful and those with AFib and ESKD, the collaboration with Abbott being successful and the other risk factors described in the Company's Annual Report on Form 10-K for the year ended December 31, 2023, and the Company's subsequent filings with the SEC, including subsequent periodic reports on Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statements contained in this press release speak only as of the date hereof and, except as required by federal securities laws, the Company specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information, please contact:

Cadrenal Therapeutics:
Matthew Szot, CFO
858-337-0766
press@cadrenal.com

Investors:
Lytham Partners, LLC
Robert Blum, Managing Partner
602-889-9700
CVKD@lythampartners.com